Exhibit 99.1

                              REVLON PRESS RELEASE
.................................................................................

                 REVLON NAMES DAVID L. KENNEDY PRESIDENT AND CEO

    Brings deep knowledge of Revlon and experience with major consumer brands

 Strong track record improving growth and profitability of Revlon International

New York, September 18, 2006 - Revlon, Inc. (NYSE: REV) announced today that its Board of Directors has elected David L. Kennedy as a Director and as President and Chief Executive Officer. He succeeds Jack Stahl, who is leaving the Company to pursue other interests. Mr. Kennedy is currently Revlon's Executive Vice President, Chief Financial Officer and Treasurer. While Mr. Kennedy's appointment is effective immediately, Mr. Stahl has agreed to stay on as an advisor for 30 days to ensure a smooth transition to the new leadership.

Mr. Stahl said, "I've greatly enjoyed my tenure at Revlon, and believe we've laid a strong foundation for future growth at the Company. However, in order to pursue other interests, I've come to the decision that it is time to pass the baton to a new leader. David and I have worked together for twenty years, and I couldn't be leaving the Company in better hands."

Success with Revlon International

Ronald Perelman, Chairman of Revlon's Board, said, "David Kennedy is a talented, experienced executive who, as president of Revlon International, restored meaningful profitability to the international business through aggressive control of costs and strong top-line growth. David steps into his new role with a deep knowledge of Revlon and our industry. We believe he will provide the Company with outstanding leadership as we move to strengthen Revlon's brands, improve performance and build value for shareholders. Jack Stahl has made significant contributions to our Company over the last four years, and we appreciate his tireless efforts."

Mr. Kennedy said, "I believe strongly in Revlon and its future. The Company has a strong product portfolio with exceptional brand equity. While we have a great deal of work to do, I look forward to the opportunity to help Revlon fulfill its tremendous potential."

Mr. Kennedy, 59, joined Revlon in 2002 as Executive Vice President and President of Revlon International. Earlier this year he was appointed Chief Financial Officer of Revlon, Inc. and its wholly owned operating subsidiary, Revlon Consumer Products Corporation.

Mr. Kennedy's 33-year business career includes several senior management and senior financial positions with The Coca-Cola Company and Coca-Cola affiliates, including serving as Managing Director of Coca-Cola Amatil Ltd., a publicly held


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company based in Australia, and as General Manager of The Coca-Cola Fountain
Division. He also served in various key financial positions at Columbia Pictures. A certified public accountant, Mr. Kennedy spent the first eight years of his career at Ernst & Young. Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

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SOURCE: Revlon, Inc.

Contact:

Investor Relations:
Maria A. Sceppaguercio, 212-527-5230

Media:
Walter Montgomery, 646-805-2002


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